AGREEMENT

Exhibit 4.6


PARTIES:

A. Dr. Charles Harper (Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Consulting Services. Act as Board of Director and Treasurer for the Company for a period of two(2) years.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other services as requested by Company's Management.
Consultant agrees to supply the financial record keeping of the company on a daily basis, including but not limited to the preparations of financial records to supply to the companies auditor for quarterly and yearly accounting statements. Consultant agrees to aid in the structure, administration and management of the companies financial affairs.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Seven-hundred-fifty Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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Dr. Charles Harper


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